Exhibit 99.1

WINDTAMER CORPORATION SHAREHOLDERS APPROVE NAME CHANGE TO ARISTA POWER, INC.

New trading symbol will be ASPW.OB, effective Friday, May 20, 2011

Rochester, NY, May 18, 2011 - WindTamer Corporation (“WindTamer” or the “Company”) (OTCBB: WNDT.OB), a developer and manufacturer of wind turbines and renewable energy power storage and management systems and a supplier of solar energy systems, announced today that shareholders have overwhelmingly approved changing the name of the Company to Arista Power, Inc.

The Company has been assigned the new trading symbol ASPW.OB.

The Company anticipates that its stock will begin trading under the new symbol on Friday, May 20, 2011.

Shareholders who hold their shares either at a brokerage firm or in their personal possession do not need to take any action as a result of the name change, the Company said.

“The name change to Arista Power, Inc. reflects the fact that we have successfully and significantly broadened our product line beyond wind turbines to encompass a variety of renewable energy storage and management systems and products,” said Chief Executive Officer William A. Schmitz.

About Arista Power, Inc.

Arista Power, Inc. is a developer and manufacturer of wind turbines and custom-designed renewable energy storage and power management systems and a supplier of solar energy systems. Arista Power’s diffuser-augmented wind turbine utilizes a patented technology for the production of electrical power. Arista Power’s patent-pending Power on Demand system utilizes inputs from multiple energy sources including wind, solar, fuel cells and the grid in conjunction with a custom-designed battery storage system and a proprietary smart monitoring technology that releases energy at optimal times to reduce peak power demand, thereby lowering electricity costs for large energy users who deal with peak usage pricing.  Arista Power, Inc. also sells a mobile renewable energy system that that generates wind and solar energy to an onboard storage unit for military and other applications, and a renewable power station that is a scalable system that can be drop-shipped to off-grid locations to be used as a “micro-grid”.  For more information on Arista Power, Inc., go to www.aristapower.com.

Forward-Looking Statements
This press release may contain forward-looking statements based on current expectations that involve a number of risks and uncertainties.  Arista Power, Inc. cautions investors not to place undue reliance on forward-looking statements, which reflect Arista Power’s analysis only as of today’s date. There can be no assurance that such forward-looking statements will prove to be correct, and actual results could differ materially. Arista Power, Inc. undertakes no obligation to publicly update forward-looking statements. Further information on these factors, and other factors that could affect Arista Power’s financial results, is included in Arista Power’s Securities and Exchange Commission filings, including the latest Annual Report on Form 10-K.

Contact:
Arista Power, Inc.
Investor Relations
Cherrie Mahon
(585) 243-4040
cmahon@aristapower.com